Exhibit 99.1
GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn
Manager, Investor Relations
405.254.5839

GMX RESOURCES INC.   Provides 2012 Year-End Reserves; An Update on its Oil and Gas Hedge Portfolio and a Liquidity Update

Oklahoma City, Oklahoma, Tuesday, February 19, 2013. GMX RESOURCES INC., NYSE: ‘GMXR’ (the “Company”); is an oil and gas exploration and production Company with assets in the Williston Basin, Denver Julesburg (“DJ”) Basin and East Texas Basin.

Year-End 2012 Reserves

The Company’s year-end 2012 reserve estimates were prepared by DeGolyer and McNaughton, an independent reserve engineering firm. Total estimated proved reserves were 35.6 million BOE. Based on these estimated proved reserves, the following reserve changes are reflected in the report:

Bakken PDP Growth vs. 2011

•	PDP reserves of 1.7 MMBOE, up 430%; PDP PV-10 of $38.7 million, up 295%
Bakken PUD Growth vs. 2011

•	2012 PUD reserves of 7.1 MMBOE, up 1,321%

•	2012 PUD PV-10 of $50.4 million, up 1020%

•	21.5 net Bakken PUDs in 2012 vs. 1.85 in 2011

Bakken Total Proved Growth vs. 2011

•	2012 total proved reserves of 8.9 MMBOE, up 971%

•	Bakken 2012 total PV-10 of $89.1 million, up 523%

Using SEC pricing, Haynesville/Bossier (“H/B”) PUD wells reflect a negative PV-10 value of -$48 million, and the PV-10 value for the Company’s proved reserves without the H/B PUD wells is

$128.4 million compared to the total proved reserved reported of $80.1 million. Using current NYMEX natural gas strip prices, as shown in the table below, the Haynesville/Bossier PV-10 would increase by approximately $110 million, and total PV-10 would increase to $194.6 million. The majority of the Company’s Cotton Valley Sands/Other reserves were sold in the fourth quarter of 2012.

The following tables provide a recap of the Company’s proved reserves for the year ended 2012 and show the sensitivity of its total 2012 proved reserves by area by summarizing the Company’s proved reserves as of December 31, 2012 using SEC prices for both oil and natural gas and in the second table using the SEC price for oil and the current NYMEX strip prices for our proved natural gas reserves:

SEC Pricing
Proved Reserves – 2012 SEC Pricing(a)

	Oil/NGLs MMbls	Natural Gas Bcf	Total Bcfe	PV-10(b) ($ in Millions)	PV 10 % Total Proved
Proved Developed
Bakken/Three Forks	1.6	0.9	10.3	$38.7	48.3%
Cotton Valley and Other	—	0.4	0.4	0.5	0.6%
Haynesville/Bossier	—	54.5	54.5	38.8	48.4%
Proved Undeveloped
Bakken/Three Forks	6.5	3.7	42.8	50.4	62.9%
Cotton Valley and Other	—	—	—	—	—
Haynesville/Bossier	—	105.6	105.6	(48.30)	(60.20)%
Total Proved	8.1	165.1	213.6	$80.1	100.0%

(a)
The proved reserves as of December 31, 2012 are calculated based on current SEC guidelines. The commodity prices used in the estimate were based on the 12-month unweighted arithmetic average of the first-day-of-the-month price during the period from January 2012 through December 2012. For natural gas volumes, the average Henry Hub spot price of $2.76 per million British thermal units (MMBTU) was adjusted for energy content, transportation fees, regional price differences, and system shrinkage. For crude oil, the average West Texas Intermediate posted price of $94.71 per barrel was adjusted for quality, transportation fees, and regional price differentials.

(b)
PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of the Company’s estimated proved reserves. The PV-10 value is different than the standardized measure of discounted estimated future net cash flows which is calculated after income taxes. The Company believes the PV-10 is a useful measure for evaluating the relative monetary significance of their proved reserves. Investors may use the PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to its peers. However, due to the Company’s fully reserved net deferred tax assets, its standardized measure of discounted estimated net cash flows is the same as its PV-10.

NYMEX Natural Gas Strip and SEC Oil Pricing
Proved Reserves – 5 YR Annual Average NYMEX Natural Gas Strip Pricing(a)

	Oil/NGLs MMbls	Natural Gas Bcf	BCFE	PV-10(b) ($ in Millions)	PV 10 % Total Proved
Proved Developed
Bakken/Three Forks	1.6	0.9	10.4	$39.4	20.3%
Cotton Valley and Other	—	0.4	0.4	0.9	0.4%
Haynesville/Bossier	—	55.8	55.8	71.6	36.8%
Proved Undeveloped
Bakken/Three Forks	6.5	3.7	42.8	53.8	27.6%
Cotton Valley and Other	—	—	—	—	—
Haynesville/Bossier	—	106.0	106.0	28.9	14.9%
Total Proved	8.1	166.8	215.4	$194.6	100.0%

(a)
The proved reserves as of December 31, 2012 for oil are calculated based on current SEC guidelines. The commodity prices used in the estimate were based on the 12-month unweighted arithmetic average of the first-day-of-the-month price during the period from January 2012 through December 2012. For crude oil, the average West Texas Intermediate posted price of $94.71 per barrel was adjusted for quality, transportation fees, and regional price differentials. For natural gas the proved reserves were based on the annual average NYMEX strip price as of January 30, 2013. The annual averages used were $3.52, $4.04, $4.25, $4.41, and $4.58 for 2013, 2014, 2015, 2016, and 2017 and thereafter, respectively per MMBTU and was adjusted for energy content, transportation fees, regional price differences, and system shrinkage.

(b)
PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of the Company’s estimated proved reserves. The PV-10 value is different than the standardized measure of discounted estimated future net cash flows which is calculated after income taxes. The Company believes the PV-10 is a useful measure for evaluating the relative monetary significance of their proved reserves. Investors may use the PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to its peers. However, due to the Company’s fully reserved net deferred tax assets, its standardized measure of discounted estimated net cash flows is currently the same as its PV-10.

Recap of Oil and Natural Gas Hedge Portfolio
The Company’s current strategy is to use swaps and costless collars to protect the cash flow from its proved developed production, and use puts and put spreads to establish floors for its proved undeveloped production. As the Company brings on new wells, it plans to increase its hedges, establish floors and protect revenues. The following table summarizes the natural gas and crude oil derivative contracts the Company currently has in place as of January 1, 2013:

Effective Date	Maturity Date	Notional Amount Per Month	Notional Amount	Additional Put Options	Floor	Ceiling	Type
Natural Gas(1)(2) (MMBtu)
1/1/2013	12/31/2013	222,334	2,668,010	$2.85	$3.50	$4.00	3 Way Collar
1/1/2013	12/31/2013	16,599	199,188	$3.00	$3.68	$3.68	Enhanced Swap
Crude Oil (Bbls): (2)
1/1/2013	12/31/2013	3,548	42,579	$65.50	$106.40		Put Spread
1/1/2013	12/31/2013	3,194	38,325	$70.00	$90.00		Put Spread
1/1/2013	12/31/2013	2,221	26,654		$100.00		Put
1/1/2013	12/31/2013	2,769	33,226	--	$88.90	$88.90	Swap
1/1/2013	12/31/2013	9,151	109,814	--	--	$110.00	Sold Call
1/1/2014	12/31/2014	2,961	35,528	$80.00	$100.00	$114.10	3 Way Collar
1/1/2014	12/31/2014	1,658	19,893	$75.00	$95.00		Put Spread
1/1/2014	12/31/2014	3,042	36,500	$70.00	$90.00		Put Spread
1/1/2014	12/31/2014	1,158	13,898	--	$89.30	$89.30	Swap

(1)
In connection with these swaps, the Company also entered into a basis swap in which it locked in a natural gas price differential between the NYMEX and the Houston Ship Channel at a price of approximately $0.08.

(2)	All of the above natural gas contracts are settled against NYMEX, and all oil contracts are settled against NYMEX Light Sweet Crude.
Liquidity Update
The Company’s available cash at year-end 2012 was $46.0 million and includes $16.8 million reserved and paid in connection with the maturity of the Company’s 5% Convertible Senior Notes due in February 2013.  The Company has recently sought indications of interest for certain debt and equity liquidity alternatives, but not received sufficient support for all of its liquidity needs or plans.  The Company is continuing to explore and evaluate options for its capital needs, as well as continuing to evaluate and finalize its 2013 budget for capital expenditures based on its available liquidity.  In connection with its evaluation, the Company plans to retain a financial advisor to assist the Board and senior management in its ongoing exploration of a variety of financing alternatives, including a potential restructuring of the Company’s balance sheet in light of its current liquidity and cash needs.

GMXR is a resource play rich exploration and production Company. The company is currently developing its Bakken and Three Forks oil shale resources located in the Williston Basin, North Dakota. The company is also planning test wells in the DJ Basin, Wyoming targeting additional potential oil resources in the Niobrara Petroleum System. GMXR’s large natural gas resources are located in the East Texas Basin, primarily in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation; where the majority of GMXR’s acreage is contiguous, with infrastructure in place and substantially all held by production. GMXR believes these oil and natural gas resource plays provide a substantial inventory of operated, high probability, repeatable, organic growth opportunities in constantly changing economical environments. GMXR's multiple basin strategy provides flexibility to allocate capital to achieve the highest risk adjusted rate of return, with both oil and natural gas resources throughout its portfolio.
Please visit www.gmxresources.com for more information on GMXR.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that GMXR expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s 2013 drilling plan and estimated capital expenditures, the number and location of planned wells, and statements regarding the quality of GMXR's properties and resource potential. These statements are based on certain assumptions and analysis made by GMXR in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for GMXR's properties. Such statements are subject to a number of risks, including but not limited to risks relating to the Company’s ability to obtain financing for its planned activities, commodity price risks, drilling and production risks, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of GMXR. Reference is made to GMXR's reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.